Obtaining Control of Credit Suisse Global Sustainable Dividend Equity A

As of April 30, 2015 Merchant Holdings ("Shareholder") owned 100,030 shares of the Fund which represented 91.80% of the Fund. As of October 31, 2015, Merchant Holdings ("Shareholder") owned 100,915 shares of the Fund, which represented 88.36% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Global Sustainable Dividend Equity C

As of April 30, 2015 Merchant Holdings ("Shareholder") owned 100,000 shares of the Fund which represented 90.57% of the Fund. As of October 31, 2015, Merchant Holdings ("Shareholder") owned 100,507 shares of the Fund, which represented 90.17% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Global Sustainable Dividend Equity I

As of April 30, 2015 Shareholder owned 1,800,904 shares of the Fund which
represented 92.14% of the Fund.   As of October 31, 2015, Merchant Holdings
("Shareholder") owned 1,819,090 shares of the Fund, which represented 89.05% shares of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.